Exhibit 99.3
Retail Convergence, Inc.
Consolidated Financial Statements

Retail Convergence, Inc.
Index to Unaudited Consolidated Financial Statements
For the fiscal periods ended October 31, 2009 and November 1, 2008

Page(s)
Unaudited Consolidated Financial Statements:

Consolidated Balance Sheets as of October 31, 2009 and January 31, 2009	2

Consolidated Statements of Operations for the fiscal periods ended October 31, 2009 and November 1, 2008	3

Consolidated Statements of Cash Flows for the fiscal periods ended October 31, 2009 and November 1, 2008	4

Notes to Unaudited Consolidated Financial Statements	5-10

Retail Convergence, Inc.
Unaudited Consolidated Balance Sheets
October 31, 2009, and January 31, 2009
(in thousands, except share and per share amounts)

	October 31, 2009	January 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,461	$7,114
Accounts receivable, net	948	408
Inventories	14,796	8,109
Prepaid expenses and other current assets	2,311	1,129

Total current assets	25,516	16,760
Property and equipment, net	7,757	2,883
Other assets	34	516
Intangibles, net	2,170	3,088
Goodwill	6,231	6,231

Total assets	$41,708	$29,478

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$13,024	$6,293
Accrued expenses	9,625	6,616
Short-term deferred rent liability	112	—
Deferred revenue	676	665
Short-term obligations under capital lease	71	64
Other current liabilities	2,303	—

Total current liabilities	25,811	13,638
Long-term deferred rent liability	3,271	—
Long-term obligations under capital lease	70	123

Total liabilities	29,152	13,761
Commitments and contingencies (Note 7)
Redeemable convertible preferred stock
Series A, $0.001 par value; 12,500,000 shares authorized; 12,500,000 shares issued and outstanding (with liquidation preferences of $28,021 and $26,818) at October 31, 2009 and and January 31, 2009, respectively	180,855	30,095
Stockholders’ Deficit:
Common stock $0.001 par value; 180,000,000 shares authorized; 15,700,520 and 15,628,906 shares issued and outstanding at October 31, 2009 and January 31, 2009, respectively	17	16
Shareholders’ Notes Receivable	(345)	(335)
Accumulated deficit	(167,971)	(14,059)

Total stockholders’ deficit	(168,299)	(14,378)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$41,708	$29,478

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Retail Convergence, Inc.
Unaudited Consolidated Statements of Operations
For the Fiscal Periods Ended October 31, 2009 and November 1, 2008
(in thousands)

	Fiscal Period Ended	Fiscal Period Ended
	October 31, 2009	November 1, 2008
	(unaudited)
Net sales	$93,368	$53,647

Operating expenses:
Cost of goods sold (exclusive of depreciation and amortization)	57,537	33,216
Merchandising and marketing	8,983	7,511
Fulfillment and customer service	11,327	7,947
General and administration	14,392	10,684
Acquisition costs	968	—
Depreciation and amortization	2,916	2,395

Total operating expenses	96,123	61,753

Loss from operations	(2,755)	(8,106)
Interest income	29	141
Interest expense	(801)	(260)

Loss before income taxes	$(3,527)	$(8,225)
Income taxes	—	—

Net loss	$(3,527)	$(8,225)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Retail Convergence, Inc.
Unaudited Consolidated Statement of Cash Flows
For the fiscal periods ended October 31, 2009, and November 1, 2008
(in thousands, except share and per share amounts)

	Fiscal Period Ended	Fiscal Period Ended
	October 31, 2009	November 1, 2008
	(unaudited)
Cash flows provided by (used in) operating activities
Net loss	$(3,527)	$(8,225)
Adjustments to reconcile net loss for the period to net cash provided by (used in) operating activities:
Depreciation expense	1,997	1,023
Amortization expense	918	1,372
Stock-based compensation expense	363	203
Amoritization of deferred financing costs	486	—
Change in assets and liabilities
Accounts receivable	(540)	(14)
Inventories	(6,687)	(4,536)
Prepaid expenses and other current assets	(225)	(258)
Accounts payable	6,731	3,167
Accrued expenses	3,009	18
Deferred rent	2,422	—
Deferred revenue	11	99
Other current liabilities	2,303	—

Net cash provided by (used in) operating activities	7,261	(7,151)
Cash flows used in investing activities
Purchases of property and equipment	(6,871)	(1,558)
Release of restricted cash	—	1,009

Net cash used in investing activities	(6,871)	(549)
Cash flows provided by (used in) financing activities
Net proceeds from issuance of Series A redeemable convertible preferred stock	—	1,400
Proceeds from exercise of stock options	3	—
Payments for shareholder notes receivable	—	(322)
Payments under capital lease obligations	(46)	(22)

Net cash provided by (used in) financing activities	(43)	1,056

Net increase/(decrease) in cash and cash equivalents	347	(6,644)
Cash and cash equivalents at beginning of fiscal period	7,114	8,194

Cash and cash equivalents at end of fiscal period	$7,461	$1,550

Supplemental disclosure of cash flow information
Cash paid for interest	52	28
Cash paid for taxes	—	—
Non-cash Activities
Accretion of preferred stock	150,760	1,034
Assets acquired under capital lease	—	214
Leasehold improvement reimbursement receivable	961	—
Interest expense on shareholder notes receivable	10	9
The accompanying notes are an integral part of these unaudited consolidated financial statements.

Retail Convergence, Inc.
Notes to Unaudited Consolidated Financial Statements
October 31, 2009, and November 1, 2008
(in thousands, except share and per share amounts)
1.	Nature of the Business and Basis of Presentation and Consolidation

Retail Convergence, Inc. (“RCI” or the “Company”) was formed on October 31, 2007 and incorporated in Delaware for the purpose of acquiring SmartBargains, Inc. (“SB”) via a merger (“Merger” or the “Acquisition”). On December 12, 2007, the Merger was consummated and RCI acquired 100% of the outstanding stock and ownership interests of SmartBargains, Inc.

The Company continues to operate SmartBargains, Inc. and to leverage its assets in launching new and innovative ecommerce websites. Its first new ecommerce initiative, RueLaLa.com, was developed in the Company’s initial operating period through February 2, 2008 and the quarter ending May 1, 2008 and officially launched on April 9, 2008. The following describes the Company’s current ecommerce website businesses:

RueLaLa.com is an invitation-only, private sale site focused on fashion and home products. The private sale model provides consumers exclusive access to scheduled sales of upscale brands. Each private sale is brand-specific, lasts approximately two days and features current-season merchandise. Access to RueLaLa.com is by invitation only, driven primarily by user-generated membership (“www.RueLaLa.com”).

SmartBargains.com is an online, off-price retailer serving the value conscious customer. SmartBargains.com provides an assortment of branded merchandise in categories such as home products, apparel, jewelry, and shoes. SmartBargains, Inc. was incorporated on February 29, 2000 and launched its website on April 15, 2000 (“www.smartbargains.com”).

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, SmartBargains, Inc., SmartBargains Security Corporation, SB.com, Inc., and Retail Convergence.com, LP (formerly known as SmartBargains.com, LP). All intercompany transactions and balances have been eliminated.

The balance sheet as of October 31, 2009 and the statements of operations and cash flows for the fiscal periods ended October 31, 2009 and November 1, 2008 have been presented without audit. In the opinion of the Company’s management, all adjustments (which include normal recurring adjustments) necessary for a fair presentation of financial position, results of operations and cash flows as of and for the periods ended October 31, 2009 and November 1, 2008 have been made.

Fiscal Year

The Company’s fiscal year-end is either January 31 or the closest Saturday prior to or subsequent to January 31. The results of operations for the fiscal period ending October 31, 2009 reflect the period from February 1, 2009 to October 31, 2009. The results of

Retail Convergence, Inc.
Unaudited Consolidated Statement of Cash Flows
For the fiscal periods ended October 31, 2009, and November 1, 2008
(in thousands, except share and per share amounts)
operations for the fiscal period ending November 1, 2008 reflect the period from February 3, 2008 to November 1, 2008. The Company has evaluated subsequent events through December 4, 2009, and has no material subsequent event transactions to report other than those discussed in Note 8.

The Company is subject to a number of risks similar to other companies in the industry, including but not limited to, rapid technological change, competition from substitute products and larger companies, protection of proprietary technology, dependence on third parties and dependence on key individuals. Adverse affects arising from any of these situations could have a significant impact on the Company’s operations.

Acquisition Costs

Acquisition Costs consists primarily of professional services fees incurred by the Company related principally to the sale of the Company to GSI Commerce, Inc. which was completed on November 17, 2009 (see Note 8).

2.	Inventories

Inventories, which consist primarily of finished goods merchandise purchased for resale, are stated at the lower of cost or market. Cost is determined using the weighted average cost method. The Company evaluates inventory levels and expected sales of inventory on a periodic basis and records adjustments to reduce inventory to net realizable value, as necessary.

3.	Lease

In March 2009, the Company entered into a lease for new office space in Boston, MA. The Company began occupying the new office space in August 2009 and the lease will expire in 2017. The first payment under the lease is required in January 2010. Additionally, as part of the lease agreement, the lessor agreed to reimburse the Company up to $2,691 for allowable tenant improvements (the “Tenant Improvement Allowance”). The Tenant Improvement Allowance has been recorded as a deferred rent liability in the accompanying balance sheet as of October 31, 2009. The deferred rent liability will be amortized on a straight line basis over the life of the lease as a reduction of rent expense.

4.	Loan Agreement

On November 18, 2008, the Company entered into a credit agreement that allows it to issue standby letters of credit up to an aggregate amount of $6,000. After the issuance of any standby letters of credit, any remaining portion of the $6,000 may be used as a revolving line of credit by the Company up to $2,000. Each advance will bear interest at an annual rate equal to the bank’s prime rate plus fifty basis points (0.5%) As of October 31, 2009,

Retail Convergence, Inc.
Unaudited Consolidated Statement of Cash Flows
For the fiscal periods ended October 31, 2009, and November 1, 2008
(in thousands, except share and per share amounts)
the Company had not taken any advances under the credit agreement. As of October 31, 2009 and January 31, 2009, the Company had $4,687 and $3,650 of outstanding standby letters of credit issued, respectively.

The Company is required to meet certain quarterly thresholds of tangible net worth and unencumbered liquid assets as well as a minimum annual EBITDA covenant under the borrowing agreement. As of October 31, 2009, the Company was not in compliance with the tangible net worth covenant. As part of the acquisition by GSI Commerce Inc. on November 17, 2009, the credit agreement was terminated (see Note 8).

5.	Stock Award Plans

Stock Options

On March 6, 2008, May 15, 2008, and September 17, 2008, the Company issued an aggregate of 11,515,625 stock options under the 2008 Stock Incentive Plan (“the Plan”) to employees and non-employees as option grants. For employees with two or more years of service as of December 12, 2007, 25% of the option grants vested upon the date of grant, 25% vested on December 12, 2008, and the remainder vest over the subsequent three years. For employees with less than two years of service as of December 12, 2007, 25% of the option grants vested on December 12, 2008, and the remainder vest over the subsequent three years. For all other employees, the options vest over a four year period and provide for a vesting start date as of the date of hire. For non-employees, the options vest over a four year period and provide for a vesting start date as of the date of grant.

A summary of stock option activity under the Plan for the fiscal period ended October 31, 2009 is as follows:

			Average
		Weighted-	Remaining
	Number of	Average	Contractual Term
	Shares	Exercise Price	(in years)
Outstanding at January 31, 2009	9,597,656
Granted	4,031,250	$0.11
Cancelled	(869,792)	$0.05
Exercised	(71,614)	$0.05

Oustanding at October 31, 2009	12,687,500	$0.07	8.75

Exercisable at October 31, 2009	4,872,007	$0.05	8.39

Vested and Expected to Vest at October 31, 2009	11,268,762	$0.07	8.75

Retail Convergence, Inc.
Unaudited Consolidated Statement of Cash Flows
For the fiscal periods ended October 31, 2009, and November 1, 2008
(in thousands, except share and per share amounts)
The weighted average grant date fair value of options granted to employees was $0.07 per share for the period ended October 31, 2009.
For the fiscal periods ended October 31, 2009 and November 1, 2008, the Company recognized stock-based compensation expense of $83 and $73, respectively related to options granted to employees. Total unrecognized compensation costs related to unvested stock option awards was $330 as of October 31, 2009 This cost is expected to be recognized over a weighted average period of 2.7 years. The aggregate intrinsic value of stock options exercised during the year ended October 31, 2009 was not material.
For the fiscal period ended October 31, 2009, the Company recognized stock-based compensation expense related to non-employees of $67. Stock compensation expense related to non-employees was not material for the fiscal period ended November 1,2008.
Restricted Stock
On March 6, 2008, the Company issued 14,062,500 shares of restricted stock under the Plan to employees, which vest over a period of three years based upon the employees’ continued service. An additional 1,562,500 shares of restricted stock with performance conditions were issued on that date but did not vest during the year ended January 31, 2009, and thus no compensation expense related to these shares was recorded during that period. Subsequent to January 31, 2009, the Board of Directors approved a resolution allowing these shares to begin vesting as of March 4, 2009 over a three year period without performance conditions. The incremental fair value of this award resulting from this modification (the “Modified Award”) is equal to the fair value of the Modified Award of $146, which will be recognized over the new vesting period.
The Company loaned an aggregate amount of $322 to the employees, in the form of non recourse Promissory Notes, which bear interest at an annual rate of 4.27% compounded annually, and become due at the earlier of March 6, 2018, or an event whereby the employees receive consideration for their shares, as outlined in the agreement. Based upon the nature of these awards, the awards have been accounted for as stock options and measured at fair value using the Black-Scholes option pricing model.
For the fiscal periods ended October 31, 2009 and November 1, 2008, total stock-based compensation expense related to restricted shares (including the Modified Award) was $213 and $130, respectively. At October 31, 2009, all of the restricted stock shares granted remained outstanding, and 9,843,750 restricted shares were vested. At October 31, 2009, unrecognized compensation cost related to the restricted stock was $265 and is expected to be recognized over a weighted average period of 1.5 years.

Retail Convergence, Inc.
Unaudited Consolidated Statement of Cash Flows
For the fiscal periods ended October 31, 2009, and November 1, 2008
(in thousands, except share and per share amounts)
6.	Redeemable Convertible Preferred Stock

The carrying value of redeemable convertible preferred stock is recorded at the greater of its estimated fair market value or liquidation amount to reflect the estimated amount at which the preferred stock is redeemable. Increases in the estimated redemption value are recorded through charges against additional paid-in-capital, if available or accumulated deficit. The redemption value of the Redeemable Convertible Preferred stock as of October 31, 2009, was based upon the estimated value implied by GSI Commerce, Inc.’s acquisition of the Company on November 17, 2009 (See Note 8).

7.	Commitments and Contingencies

The Company leases its office and website hosting space under non-cancelable operating leases. Total expense under these operating leases was $1,156 and $574 for the fiscal periods ended October 31, 2009 and November 1, 2008, respectively.

Future minimum payments under non-cancelable operating and capital leases at October 31, 2009 are as follows:

	Operating Lease	Capital Lease
	Commitments	Commitments
2009	$209	$21
2010	1,571	83
2011	1,493	53
2012	1,486	—
2013	1,415	—

Total minimum payments	$6,174	$157

Less amount representing interest		(16)
Less obligations due within one year		(71)

Long-term obligations under capital lease		$70

Pursuant to an agreement that the Company has with its third party fulfillment provider, the Company would incur cancellation fees under certain circumstances if this contract is terminated prior to June 1, 2010. At October 31, 2009 these cancellation fees would be $283, with such fees decreasing ratably each month through June 1, 2010.
Pursuant to an agreement that the Company has with a third party payment processor, the Company would incur cancellation fees under certain circumstances if this contract is terminated prior to June 10, 2010. At October 31, 2009 these cancellation fees would be $128, with such fees decreasing each month through June 10, 2010.
In the ordinary course of business the Company is subject to periodic lawsuits, investigations and claims. Although the Company cannot predict with certainty the

Retail Convergence, Inc.
Unaudited Consolidated Statement of Cash Flows
For the fiscal periods ended October 31, 2009, and November 1, 2008
(in thousands, except share and per share amounts)
ultimate resolution of lawsuits, investigations and claims asserted, the Company does not believe that any currently pending legal proceedings to which it is a party will have a material adverse effect on the business, prospects, financial condition or results of operations.

8.	Subsequent Events

On November 17, 2009, GSI Commerce, Inc. (“GSI”) completed its acquisition of the Company pursuant to an Agreement and Plan of Merger, dated as of October 27, 2009, by and among GSI, Cola Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of GSI (“Acquisition Sub”), the Company, and certain of the principal stockholders of RCI and a stockholders representative (the “Merger Agreement”). Under the terms of the Merger Agreement, Cola Acquisition Corporation merged with and into the Company, with the Company surviving as a subsidiary of GSI.

Under the Merger Agreement, the stockholders and option holders of the Company were entitled to receive an initial payment of approximately $180.0 million, consisting of $90.0 million cash (less certain transaction expenses) and shares of GSI common stock with an aggregate value of approximately $90.0 million. The stockholders and employees of the Company will be eligible tor receive an earnout payable in cash and shares of GSI common stock for each of the 2010, 2011, and 2012 fiscal years with an aggregate value of up to $170.0 million if certain financial performance targets are achieved. As a result of the acquisition, the Company is obligated to pay a merger termination fee of up to 2% of the Merger Agreement consideration to an unrelated party.